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[FIRST COASTAL LOGO APPEARS HERE]
                                                                   Exhibit 99(a)
                                                                   -------------


                     First Coastal Postpones Annual Meeting
                          in favor of Special Meeting

For Immediate Release

Wednesday, April 4, 2001
NASDAQ: FCME                                       website: www.firstcoastal.com

Contact: Gregory T. Caswell, President & CEO  (207) 772-3242


     PORTLAND, MAINE, April 4 -- First Coastal Corporation (NASDAQ:FCME), today announced that its Board of Directors has determined that, in light of First Coastal's pending proposed merger with Norway Bancorp, Inc., First Coastal's annual meeting of stockholders will be postponed. First Coastal will, however, hold a special meeting of stockholders to consider the merger with Norway. The date and time for that meeting will be announced as soon as appropriate regulatory filings and arrangements are made. If the merger with Norway is not approved, the annual meeting of stockholders will be rescheduled.

     In connection with the merger, First Coastal will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF FIRST COASTAL ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by First Coastal with the Securities and Exchange Commission in connection with the merger at the Securities and Exchange Commission's web site at www.sec.gov. Stockholders of First Coastal may also obtain for free the proxy statement and other documents filed by First Coastal in connection with the merger by directing a request to: First Coastal Corporation, 1200 Congress Street, Portland, Maine 04102, Attention: Corporate Secretary.

     First Coastal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Coastal stockholders in favor of the merger. These directors and executive officers include the following: Gregory T. Caswell, MaryEllen FitzGerald, Normand E. Simard, Edward
K. Simensky, David B. Hawkes, Sr., Charles A. Stewart III, Dennis D. Byrd, Roger
E. Klein and William E. Saufley. Collectively, as of March 31, 2001, the directors and executive officers of First Coastal may be deemed to beneficially own approximately 9.8% of the outstanding shares of First Coastal common stock. Stockholders of First Coastal may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

First Coastal Corporation is a Portland, Maine-based $219 million bank holding company with Coastal Bank, an FDIC insured, Maine state-chartered bank as its sole operating subsidiary. Coastal Bank currently has eight banking offices located in Brunswick (2), Falmouth, Freeport, Portland (2), Saco and Topsham.

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